UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2011

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 North LaSalle Street, Suite 2430, Chicago, Illinois 60601

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As was previously announced, Capital Growth Systems, Inc. (“Company”) and the following subsidiaries (“Subsidiaries” and together with the Company, the “Companies”) filed for bankruptcy protection in 2010 in the United States Bankruptcy Court for the District of Delaware (the “Court”): Global Capacity Group, Inc., Global Capacity Holdco, LLC, Capital Growth Acquisition, Inc., 20/20 Technologies, Inc., 20/20 Technologies I, LLC,  Centrepath, Inc., Global Capacity Direct, LLC, FNS 2007, Inc. and Nexvu Technologies, LLC.  On January 26, 2011 the Court approved the sale of substantially all of the assets of the Companies to Pivotal Global Capacity, LLC and its subsidiary, GC Pivotal, LLC (collectively, the “Buyers”).

On April 28, 2011 the Federal Communications Commission entered an order providing that its approval for the sale of the assets to Buyers, to be effective as of May 15, 2011.

On May 16, 2011 the Buyers and Companies announced to the Court that the sale of substantially all of the assets of the Companies was consummated in accordance with the form of notice and asset purchase agreement attached as Exhibits 99.1 and 99.2 to this Form 8-K.  Pursuant to the asset purchase agreement the Buyers acquired substantially all of the assets of the Companies except those assets that were excluded and assumed certain specified liabilities of the Companies.   The aggregate consideration for the purchase of the assets was $28,359,360.82, comprised of a credit bid of $9,000,000 against the secured debt held by the Buyers, credit bid of $10,699,360.82 to pay the debtor in possession (“DIP”) facility secured by the Companies’ assets and $8,660,000 additional cash payments to mission critical vendors, executory cure payments, priority tax payments, wind down budget (including certain insurance) payments and funding of certain administrative claims, advanced on the DIP facility.

As of May 16, 2011 the Companies and Buyers had received approval from state telecommunications regulatory authorities in most of the states in which any of the Companies were engaged in the provision of telecommunications services for the transfer of assets to the Buyers and the licensing of the Buyers.  However, such approval had not yet been obtained in all such states (the states without full approval being the “Excluded States”).  In order to address the need for regulatory approval in the Excluded States for the asset transfer (for which title remains with the Companies pending such approval) and regulatory approval for the Buyers’ operation of the telecommunications assets, GC Pivotal, LLC entered into a Management Services Agreement (“MSA”) dated as of May 13, 2011 with Global Capacity Group, Inc. and Global Capacity Direct, LLC (“Company Managers”) whereby GC Pivotal, LLC agreed to provide certain non-telecommunications management services and the Company Managers provide the telecommunications services in the Excluded States.  The MSA continues in effect until GC Pivotal, LLC obtains all necessary state public utility commission authorizations to provide telecommunications services in the Excluded States (with approved asset transfers to it), mutual agreement of the parties or by GC Pivotal, LLC’s decision to terminate provision of those services upon two weeks’ advance notice.  Upon public utility commission approval with respect to the transfer of telecommunications assets for any of the Excluded States, the title to those assets will be transferred from the applicable Companies to Buyers.

The Companies are presently in its wind down mode, now that the substantial majority of their assets have been conveyed to the Buyers, and the remaining telecommunications-related assets will be conveyed to the Buyers as remaining state public utility commission approvals are obtained for their conveyance.

Item 5.02  Departure of Directors or Certain Officers, Appointment of Certain Officers.

Effective as of the closing of the Asset Purchase Agreement on May 16, 2011, the resignations of the following officers and directors of the Company were effective: Patrick C. Shutt (CEO and Director); George King (Director); Charles Wright (Director); Jeremy Cooke (Director); Kenneth Napier (Director); Bradford Higgins (Director); Dan Kardatzke (Chief Financial Officer, VP and Treasurer) and Jack Lodge (Secretary).  The sole remaining directors of the Company presently are Robert Pollan and Christopher Hoyle.  None of the resigning officers or directors provided any notification of any disagreement with the policies or actions of the Company in connection with their resignation.   In addition, effective May 16, 2011, James Butala was appointed as Chief Administrative Officer of the Company, with authority comparable to that of a chief executive officer.

Item 9.01 Financial Statements and Exhibits.

99.1	Notice of Sale Closing
99.2	Asset Purchase Agreement for Sale of Assets of Companies to Buyers
99.3	Management Services Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 20, 2011.

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ James Butala
James Butala
Chief Administrative Officer